Exhibit 4.8.91 - URS Responses-SUNTEC090608
SUNTEC Cleanroom & HVAC Engineering Co., Ltd

Response of Shenyang Sunshine Pharmaceutical Company Limited  to the Users and System Requirements

1 URS 01: Required Scope of Work of Party B
		January 12, 2009	June 8, 2009
No.	Content	Yes (Compliance) / No(Non-compliance)	Yes (Compliance) / No(Non-compliance)
URS01
This URS and related appendices are descriptions and requirements on the design, construction, testing and validation of the purifying area and air conditioning system in the newly constructed plant of Shenyang Sunshine Pharmaceutical Company Limited (hereinafter referred to as "Party A").
This project is the turn-key project of the purifying area and air conditioning system in the newly constructed plant of Shenyang Sunshine Pharmaceutical Company Limited.
This plant shall conform to the requirements of current GMP Certifications prevailing in United States, EU and China in all aspects.
The Contractor (hereinafter referred to as "Party B") shall be responsible for undertaking the design, supply, construction, debugging, acceptance, training, handing over and validation of this purifying project and guaranteeing good operating and application of the system, while Party B shall raise technical requirements on the materials and equipments to be purchased by Party A and shall verify, check and accept them.
Party B shall design the system according to the URS requirements and make sure that the system design is reasonable, meets the pharmaceutical production requirements and also gives consideration to environmental protection and energy conservation, etc.
Party B shall be responsible for the materials and equipments provided by him and make sure that the materials and equipments could meet the requirements of this URS and its related appendices as well as standards of related specifications.
Party B shall prepare necessary measures to carry out debugging and acceptance of the system and implement the measures upon confirmation by both parties, and the measures shall be deemed to be qualified after signature by both parties.
Party B shall undertake to provide all project documents, including design drawings and calculation sheets in design stage as well as as-built documents and validation files of the project, and shall also make sure that the provided documents could satisfy the certification requirements.
Party B can propose reasonable suggestions and options to Party A for confirmation. Considering that this project needs the GMP Certification of United States, EU, etc, Party B must make sure to strictly follow the GMP Certification requirements since commencement of works, prepare related documents, and establish and improve the file system to achieve the final objective of this project.
		Compliance, but the design to be made according to this URS requirement means the secondary design or construction design,	Compliance, but the design to be made according to this URS requirement means the secondary design or construction design,

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS02
Project File
The preliminary design of this project is made by SINOPHARM Wuhan Pharmaceutical and Medical Industry Design Institute. Refer to the design drawings and other design documents for details. Party B shall submit the tender in accordance with the above drawings, documents and this URS.
	N./A	N./A
URS03
Description of Scope of Work of Party B
Party B must provide the complete system according to the standards of “turn-key” project, including the drawings, documents and data in terms of design, supply, construction, debugging, testing and validation, etc.
The total project quotation made by Party B shall be composed of the quotations of sub-projects.
	Compliance	Compliance
URS03.1
Design
Namely, Party B shall make the secondary designs and propose suggestions of revision based on the drawings provided by Party A and shall also submit the design documents to Party A, including drawings, PID, calculation sheet, etc.
	Compliance	Compliance
URS03.2
3.2 Supply and Installation of Equipments and Materials
1. Air-conditioning system: Equipments, pipelines and pipes, etc.
2. Purification plant: Colorful steel plate partition, epoxy sand ground or PVC ground, ceiling, doors and windows, etc.
3. Control system.
4. Power distribution, lighting, etc.
5. Fire-protection system.
Party B shall undertake to provide the qualified equipments and materials and carry out construction activities as per related specifications to guarantee the construction quality.
All equipments and materials to be supplied by Party B shall not be purchased and used before confirmation by Party A.
Party B shall provide all files for inspection and validation for the materials and equipments, such as the Certificate of Compliance, test report, material certificate, etc.
Compliance (fire-protection cooperation)
Compliance, (The scope only includes the supply and installation of fire-protection branch pipe and fire hose as well as Fire Smoke Extraction System in clean area; fire-protection weak electricity is not included herein; our company can provide related certificates for fire protection, and acceptance will be completed by the main contractor of fire protection works.)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS03.3
3.3 Other Facilities
Party B shall provide all qualified instruments, apparatus and necessary consumptive materials required in the process of design, construction and acceptance.
Costs of all facilities required for project construction shall be borne by Party B.
	Compliance	Compliance (fees of water and electricity supply for construction shall be paid by Party A.)
URS03.4
3.4 Debugging, Acceptance and Validation of the System
Party B shall be responsible for all debugging, testing and validation works, etc of this system and all testing items and programme shall be provided by Party B and confirmed by Party A to ensure qualification of final test results; Party B shall issue related documents.
	Compliance	Compliance
URS03.5
3.5 Fire Protection and Smoke Control System
Party B shall be responsible for installation, debugging, testing and validation works of the fire protection and smoke control system, and all testing items and programme shall be proposed by Party B and confirmed by Party A to ensure that the final testing results could be qualified and the issued documents could pass the fire protection acceptance.
Compliance, (The scope is only limited to the fire protection and smoke control in the clean area, while fire protection acceptance shall be undertaken by the main contractor of fire protection works)
Compliance, (The scope only includes the fire protection and smoke control as well as fire protection and smoke control system in the clean area; fire-protection weak electricity is not included herein; our company can provide related certificates for fire protection, and acceptance will be completed by the main contractor of fire protection works.)

URS03.6
3.6 Project Management, Technical Support and After-sales Service
Implement whole process management from design to handing over of the project and provide necessary technical support and after-sales service (including system upgrade, function recovery, supply of spare parts and problem solving, etc.)
	Compliance. Project management only refers to the clean area.	Compliance. Project management only refers to the clean area.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS04	4. Battery limit of both parties.	N./A	N./A
URS04.1
4.1 Public System
All mediums (including tap water, industrial steam and purified steam, and compressed air, etc) shall be supplied and installed by Party A, while Party B shall provide the interface dimension and position of equipments as well as  consumption of public system and shall also provide medium automatic controlled valve, instruments, etc.
Compliance. (industrial steam, purified steam and compressed air are not included in the clean package)
Compliance. (Tap water and process chilled water pipeline in mezzanine are within the scope of our company, while the pipeline in clean area and the area of 50cm above the ceiling shall be undertaken by Macroprocess; the process industrial steam mezzanine part is within the scope of our company, while the pipeline in clean area and the area of 50cm above the ceiling shall be undertaken by Macroprocess; the industrial steam for air conditioner is within the scope of our company; the cleaning pipeline for purified steam, compressed air, purified water and water for injection are not included in the clean package.)

URS04.2
4.2 Power Distribution
Party A shall provide the main cable required by HVAC system and connect it to the main control cabinet (supplied by Party B), and all other equipments, accessories, cables and conduits including wiring shall be supplied and installed by Party B. Power distribution cabinet shall be installed at the designated location as per the requirements of Party A. (Electricity for construction shall be designated by Party A, while the cables shall be supplied by Party B).
		Compliance	Compliance. (Power distribution cabinet in refrigerator room, embedded power distribution cabinet of civil engineering wall and trench part are not included in the scope)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS04.3	4.3 Control System Supply and installation of all panel and cabinet, probe, control cable and conduit, etc shall be carried out by Party B.	Compliance	Compliance
URS04.4
4.4 Lighting System
Supply and installation of lighting cabinet, light fitting, cables, and conduits, etc shall be carried out by Party B, while Party A shall provide the main cable connecting to the site lighting box provided by Party B.
		Compliance	Compliance
URS04.5
4.5 Fire Protection
Party B shall be responsible for proposing fire protection requirements which shall be confirmed by Party A, shall effectively and efficiently coordinate with the contractor of fire protection works, and shall be subject to the coordination and arrangement of Party B. The actuator of fire resisting damper, emergency lighting and emergency evacuation lights supplied by Party B must meet the fire protection requirements and shall be purchased and installed after confirmation by Party A, with corresponding recognized certificate and testing report, etc to be accompanied.
		Compliance	Compliance
URS04.6
4.6 Equipment Foundation, Building Structure, etc
Party B shall provide the dimension and position of foundation, reserved holes, doors and windows, etc for the equipments supplied by him and clearly indicate the dimension and location of penetrating the civil engineering wall by its pipelines, air duct and cable bridge; and the civil engineering discipline shall be responsible for cutting, patching and filling these holes.
The costs of reconstruction and increased quantity due to fault of Party B shall be borne by Party B.
Party B shall be responsible for opening and patching works on the colorful steel wallboard and ceiling, etc (opening instruments and construction shall be the responsibility of Party B), while other disciplines shall provide the location and dimension of holes required in their disciplines. Party B shall be responsible for penetrating the telephone wires, network cables and electric wire through the colorful steel plate, while Party A shall be responsible for opening and plugging on all civil engineering structures as necessary.
		Compliance, (the stainless steel cover plate for the process pipe shall be supplied by the process pipe)	Compliance, (the stainless steel cover plate for the process pipe shall be supplied by the process pipe)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS04.7	4.7 Others All gluing and sealing works within the scope of drawings shall be carried out by Party B (including the equipment, cables, pipeline penetrating through the wall, etc).	Compliance	Compliance
URS05.0	5. Quotation	N./A	N./A
URS05.1	5.1 Contracting Method This project shall be turn-key project, and Party B shall contract for labor and materials.	Compliance	Compliance
URS05.2	5.2 Way of Settlement Calculation of project quantity shall be subject to the construction drawing, design change and engineer visa.	Compliance	Compliance
URS05.3
5.3 Quotation List
The quotation list must include the price, quantity and manufacturer of each item, and the main materials used for construction as well as all equipments, instruments, valves and other key components must be given clear indication of specification and model as well as various costs from which the total project price can be calculated and determined.
The quotation list must mention the following items (include but not limited to):
Air-conditioning Unit;
RMB/Set
Water Chilling Unit;
RMB/Set
Bracket, hanging bar, etc; RMB/ Kg
Galvanized Air Duct（various specifications）; RMB/ m2
High efficiency filter （various specifications）; RMB/Piece
Colorful Steel Plate（including connection fittings, decorative fittings. etc）; RMB/m2
Doors
RMB/m2
Electric Instrument Control Components and Parts
RMB/Piece
Light Fitting
RMB/Piece
Electrical Control Cabinet
RMB/Set
Ground
RMB/ m2
Other costs
Labor cost（various types of works） RMB/8 hours
Auxiliary materials
		Compliance	Compliance

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS05.4
5.4 Quotation of the air-conditioning system shall include the equipments and related accessories:
A. All air-conditioning units include the heat exchange coil, fan, electric motor, reheater, filter in generator unit, etc and also include related accessories, supports, flexible coupling, washer, etc.
B. Return air end equipments include the ceiling filter, air diffuser, grizzly screen, shutter, manual and automatic air valve, fire resisting damper, muffler, etc and shall also include related accessories, etc.
Every equipment must be provided with detailed description of technical parameters and function as well as detailed plan, elevation and local section drawings, and the weight and dimension of equipments shall be clearly indicated on the drawings.
C. The materials used for the public system include valve, filter, steam trap, viewing mirror, pressure gauge, thermometer as well as pipelines and pipes for the public system, and shall also include the contact flange, washer, screw and other auxiliary materials.
D. The materials used for air duct include the air duct flange, galvanized sheet iron, hose and related chock, screw and thermal insulating materials, etc, and the air duct shall adopt the machine processed air duct with flange.
E. Suspension bracket or support.
F. Pipeline system.
	Compliance. Phenolic aldehyde colored steel sandwich board integral air duct can be proposed as the option of air duct.	Compliance. (The air duct shall adopt the machine processed air duct without flange)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS05.5
5.5 Purification Plant System（including wall, ceiling, doors and windows, ground, etc）
1. Ceiling
A. Ceiling materials shall be applicable in the environment of clean room and the ceiling shall adopt the large colorful steel plate; keel-type colored steel plate shall be applied in the thousand-grade aseptic area and installed in coordination with the filter and light fitting. The hundred-grade laminar area shall adopt the keel-structure modular ceiling. The panel color is optional, and ceiling frame and panel must be in accordance with the fire protection rules. Guarantee smooth connection surface between the ceiling and light fittings as well as filters, and the connection position shall be sealed with the sealing materials complying with FDA requirements to guarantee good impermeability.
B. The ceiling shall be able to bear the upward wind pressure of more than 150Pa and the load (150 kg/m2) of personnel in ceiling maintenance.
C. Smooth circular arc shall be applied in connecting the ceiling and wall face and the connection position shall be sealed with the sealing materials conforming to the FDA requirements, with corresponding documentary evidence to be provided.
D. Party B must provide the quality, thickness, specification, connection method and testing report of ceiling materials and related auxiliary materials.
E. The quotation shall include the prices of unit area of ceiling and related accessories.
F. The filling materials in ceiling shall meet the requirement of environmental protection and shall have good thermal insulation performance.
G. Party B shall comprehensively consider the distribution status of pipeline and equipment in the technical sandwich layer as well as the design maintenance access channel.
2. Wall
A. The corner position between wall face and ceiling, wall face and ground, wall face and door frame as well as wall face and windows shall be connected with arc chord angle, and the connection position shall be sealed with the sealing materials conforming to FDA requirements to ensure closeness without leakage. All sealing materials applied shall have the property of resisting the oxidation of ultraviolet radiation, 75% ethanol solution, ozone and oxydol, etc without producing particles (same below)
B. Party B must provide the quality, thickness, specification, connection method and testing report of wall board and related auxiliary materials.

Compliance. The thousand-grade aseptic area shall adopt the large colored steel plate programme, while the hundred-grade area can adopt the modular ceiling or flow equalization membrance which can be used as the option. The tempered glass shall have a thickness of 5mm and the quantity of windows (dimension of company module) shall be in accordance with the drawing, but there might be great changes in the secondary desgin.The style of doors shall be only in accordance with the drawings,and the door style shall be adjusted if automatic sliding door or quick roller shutter door is necessary.

Compliance. The thousand-grade aseptic area shall adopt the large colored steel plate programme, while the hundred-grade area can adopt the modular ceiling or flow equalization membrance which can be used as the option. The tempered glass shall have a thickness of 5mm and the quantity of windows (dimension of company module) shall be in accordance with the drawing, but there might be great changes in the secondary desgin.The style of doors shall be only in accordance with the drawings,and the door style shall be adjusted if automatic sliding door or quick roller shutter door is necessary.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS05.6
5.6 Control System
Description of Control System
1. Electrical, Measurement and Instrumentation System
Party B shall provide the design drawings, installation instruction and purchasing list and also provide the transmitter and programmable controller, etc.
The measurement system shall include the local or remote thermometer installed in the equipment and pipeline system as well as related humidity indicator, pressure gauge and micro pressure gauge, etc.
Provide the description of electrical equipment and measurement system as well as related technical parameter tables.

Compliance. (There are 40 micro-differential pressure sensors in the rooms of the automatic control system; if it’s necessary to adopt the dial micro differential pressure gauge with recording function or the quantity of instruments is changed, which has impacts on the PLC module, wiring, CPU points and calibration of sensor, the secondary design (if necessary) shall be confirmed.)

Compliance.
(There are 40 micro-differential pressure sensors, 83 dial micro differential pressure gauges with displaying and remote recording function, and 90  pointers on the dial micro differential pressure gauges in the rooms of the automatic control system, and the secondary design has already been confirmed.)

URS05.7
5.7 Electrical Equipments and Lighting Device, etc for the Air Conditioner
1. The total price of air-conditioning control cabinet shall include the complete built-in electrical and control components and parts which can help to protect, instruct and control the HVAC equipments. (Air-conditioning power distribution cabinet shall be supplied by Party A, while the control cabinet shall be supplied by Party B).
The air-conditioning control cabinet shall be provided with main technical parameters, such as the dimension and weight, etc.
2. Unit quotation shall be divided into the products and installation parts, including the prices of each type and quantity of lighting devices.
The lighting devices shall meet the requirements of purification, waterproofness and luminance, and the built-in battery of emergence device of light fittings shall continuously supply power for 30 minutes at a minimum.
All light fittings, socket, switch, cables, related installation accessories and detailed design drawings, installation instructions and purchasing list shall be supplied by the Party B (air conditioner).
	Compliance	Compliance. (Air-conditioning control cabinet and control cabinet shall be supplied by Party B).

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS05.8
5.8 Others
1. Pass Window: Stainless steel material quality. Refer to the design drawings for the internal net dimension of pass windows; the pass window between the purifying area and common area shall be equipped with purification circulating device and the air volume shall be adjustable. The top part at both sides in pass window shall be equipped with ultraviolet lamp, and electronic interlocking shall be applied for the two side doors.
2. Differential Pressure Gauge: Adopt the round pointer type differential pressure gauge made by America Dwyer, which is required to have the function of continuous recording; select the appropriate measuring range and embed and install the gauge into the colored steel plate; the manufacturer shall provide the Certificate of Conformity, Calibration Certificate, etc.
3. Wash Basin: Select the stainless steel SS304 material, including the bracket, wash basin, drain pipe, etc (applicable to aseptic conditions).
4. Hand Sterilizer: suspension type, automatic induction.
5. Shoes Cabinet: Select the stainless steel SS 304 material.
6. Wardrobe: Select the material applicable to corresponding clean area and convenient for cleaning and sterilizing; the wardrobe in the double passageway area shall be installed at the built-in manner, with operable doors at both sides.
7. Door Closer: Adopt the well-know brand products to ensure automatic closing of doors and applicable to corresponding cleaning environment.

Compliance. (There are 40 micro-differential pressure sensors in the rooms of the automatic control system; if it’s necessary to adopt the dial micro differential pressure gauge with recording function or the quantity of instruments is changed, which has impacts on the PLC module, wiring, CPU points and calibration of sensor, the secondary design (if necessary) shall be confirmed.) (The appearance and style requirements of wash basin shall also be clearly defined, and in case of integral outsourcing, the price will have greater changes) (The drawing of wardrobe and shoes cabinet are not clear, so here is just the estimation)

Compliance.
(There are 40 micro-differential pressure sensors, 83 dial micro differential pressure gauges with displaying and remote recording function, and 90  pointers on the dial micro differential pressure gauges in the rooms of the automatic control system, and the secondary design has already been confirmed.)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS05.9	5.9 Spare Parts for Debugging Party B shall provide the information of spare parts used for debugging, including the specification, model, technical parameters, quantity and prices, etc.	Compliance. (List of spare parts for debugging shall be provided after confirming the ordering of equipments.)	Compliance. (List of spare parts for debugging shall be provided after confirming the ordering of equipments.)
URS05.10	5.10 Technical Support	Compliance.	Compliance.
URS05.11	5.11 System Debugging and Validation	Compliance.	Compliance.
URS06
6  Project Location
This project will be constructed in the new plant area of Shenyang Sunshine Pharmaceutical Company Limited, with its address at: No.3 A1, Road 10, Shenyang Economy & Technology Development Zone, Shenyang, China.

		N./A	N./A
URS07	7. Technical Requirements	Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS07.1
7.1 Specification and Standards
Engineering, equipment, installation and testing of HVAC system as well as other equipments within the scope of this project must conform to the requirements of all GMP and related specifications.
(1) Supply and allocation of design, manufacture, material and all parts must be based on and conform to the requirement and regulations in the specifications of China, EU and United States in respect of active pharmaceutical ingredients for biological products or aseptic injection drugs.
（2）Safety: Conform to CE standard.
（3）Noise: Conform to CE standard, but not higher than 65dBA.
（4）All electrical equipments and cables must be in accordance with GB, IEC/CENELEC, VDE standard or other standards.
（5）The electric motor and instrumentation installed in site must be applicable to the aseptic pharmaceutical clean area and conform to the specification requirement of the data list attached to this document.
（6）cGMP Specification:
——FDA - 21 CFR Part 210, 211
——China Good Manufacturing Practice, 1998 Revision
—— Current cGMP in EU
——The latest version of Chinese pharmacopoeia, EU pharmacopoeia, and U.S. Pharmacopoeia
——FDA - 21 CFR Part 11: Electronic records and electronic signatures
——GAMP 5
——GB50073: Design Specification of Clean Plant
——ISO14644-4，-1，-2
——ISPE Pharmaceutical Engineering Guides for
New and Renovated Facilities
——V3 Sterile Manufacturing Facilities.
——V6 Biopharmaceutical Manufacturing Facilitie
	Compliance. (The Employer’s Consultant shall propose audit opinion for the design and secondary design)	Compliance. (The Employer’s Consultant shall propose audit opinion for the design and secondary design)
URS07.2
1.1 External Environment
Summer: The calculated outdoor dry-bulb temperature shall be 31. 4 ºC and wet-bulb temperature shall be 25. 3 ºC.
Winter: The calculated outdoor dry-bulb temperature shall be -22 ºC, and the average relative humidity in the coldest month shall be 64%.
	N./A	N./A
URS07.3
7.3 Design Requirements in Rooms
The detailed requirements in rooms, such as temperature, humidity, air capacity, cleanness, luminance, etc, are shown in the drawing and design documents of Wuhan Pharmaceutical Design Institute.
	Compliance. (Currently follow the drawings of Wuhan Pharmaceutical Design Institute.)	Compliance. (Currently follow the drawings of Wuhan Pharmaceutical Design Institute.)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS07.4	7.4 Public System Technical parameters are shown in the drawings and design documents of Wuhan Pharmaceutical Design Institute.	Compliance.	Compliance.
URS07.5
7.5 Noise
Noise standard shall be in accordance with the GMP standard:
The noise of air-conditioning system and facilities in clean room shall not exceed 65dBA (1m distance).
The noise of equipments supplied by Party B shall be less than 65dBA (1m distance).
		Compliance. (The noises of large air flow exhaust fan, combined type air conditioner, water chilling unit and smoke exhaust fan exceed 65dBA and shall be subject to the equipment parameters.)	Compliance. (The noises of large air flow exhaust fan, combined type air conditioner, water chilling unit and smoke exhaust fan exceed 65dBA and shall be subject to the equipment parameters.)
URS07.6
7.6 Air Duct System and Equipments
All return air end equipments, such as air diffuser, grizzly screen, air valve, etc shall adopt the surface coating aluminum alloy material and be equipped with necessary accessories.
Fabrication, installation and inspection of air duct system shall conform to the requirements of GMP.
		Compliance.	Compliance.
URS07.7
7.7 Measurement and Control
All heat exchangers shall be provided with temperature measuring device to measure the inlet and outlet status of exchanger, and related installation accessories, such as welding type casing, gauge stand, etc, shall be provided
Air filter shall be equipped with micro pressure indicator (Dwyer or equivalent product) in site to achieve the objective of necessary disinfection control.
Automatic control system shall be composed of SIMENS programmable controller and necessary equipments for pneumatic and electronic control to realize the monitoring of HVAC system.
Instrument cable shall be laid in the fixed cable bridge or penetrated into galvanized pipe and shall be separate from the power cable; signal cable shall be the shielded type.
The software shall complete the following functions:
Temperature – humidity control
Pressure control
Air capacity control
Equipment running status control
The host computer shall be composed of one computer with sufficient hardware and software as well as monitor and printer to complete this control system.
		Compliance. (The current scope shall be subject to the bidding documents)	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS07.8
7.8 Electrical System
The control cabinet shall be composed of CPU of automatic control system, input and output module, relay, wiring terminal, and other components and parts.
All power cables shall use the flame-retardant PVC insulation and PVC jacket copper cable, and all control cables shall use the flame-retardant PVC insulation and PVC jacket shielded copper cable.
All electrical equipments, panel and cabinet in site, earthing system, and control panel and cabinet shall be provided with programmable timer to provide automatic rotation operation for the standby equipments.
HVAC system can not be restarted automatically after power failure.
In addition, electric heater and electric motor cannot be started at the same time, but could be started separately after sufficient delay to avoid oversize input power.
Party B shall pay attention that all equipments may occur conflicts in the priority sequence of starting and running.
	Compliance.	Compliance.
URS07.9
7.9 Electric Lighting System
The luminance must conform to the requirements of current China GMP.
Lighting appliances shall adopt the built-in design and embedded on the ceiling, with their lower surface in smooth and flush conditions.
Design the power distribution drawing for the illumination and socket.
Lighting appliances and sockets are suitable to be installed in aseptic area (Grade A, B, C and D), and in addition, the sealing in the installed ceiling shall meet the construction requirements of the clean plant.
Allocation of lighting appliances
Reflecting mirror made of clean anodized aluminum;
Stainless steel screws;
Electronic ballast;
thermal resistance wire;
Protective cover of lighting appliances
Fluorescent tube
Rechargeable battery built in the emergency device to supply 30 minutes’ self power at a minimum.
The lighting control device and electric outlet directly installed on the wall are suitable to be installed in the clean area.
The cable protection pipe in rooms shall adopt the stainless steel pipe
Special purpose telephone shall be supplied in the clean area (conform to the explosion prevention requirements in the explosion prevention area.
	Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS07.10
7.10 Interlocking Door
Interlocking device: Doors of air lock room and important buffering room shall be interlocked, and control panel shall be installed on the wall at one side of each interlocking door to display the interlocking status of doors.
		Compliance. (Drawings are not provided, so determination shall be made according to the number of air lock rooms shown on the plan)	Compliance. (Refer to the secondary design drawings provided by our company)
URS07.11
7.11 Running Continuity and Security of Air Conditioning System
All air conditioning units shall be equipped with the following device to guarantee continual running: the wind pressure transducer installed on the air duct behind the fan can make sure that the control system can output alarm signal in case of abnormal pressure.
Air conditioning power distribution cabinet shall be equipped with one tripping contact to receive the signal from the fire protection or smoke detection system and cut off the running of air conditioning system.
		Compliance.	Compliance.
URS08	8 Description of Zoning of Air Conditioner and Equipment Refer to design drawings for details.	N/A	N/A
URS09	9. Party B’s Work	N/A	N/A

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.01
9.1 Design and Document
In the stage of bidding, design, construction, debugging and acceptance, etc, Party B shall provide the tender documents according to URS and technical specifications, which shall include the following documents and drawings of HVAC system as well as following introductions and descriptions to various systems:
1. Table of Contents
2. Legend
3. Design specification and standard
4. Calculation sheet: including the cooling capacity, heating quantity, air capacity (air supply, return air, exhaust air and fresh air), etc.
5. Description of air conditioning system: including the description of related accessories of the air conditioning system, such as the cooling and heating coils, fan, air outlet, air valve, fire resisting damper, etc.
6. List of equipments, marking the manufacturer, performance, technical parameters and characteristics, etc (including the heater, control cabinet, and other air conditioning equipments, etc)
7. List of equipment accessories, marking the specification, model and number of manufacturers, such as the air supply device, valve, and instrument, etc.
8. Table of technical parameters of air conditioning system, showing the values of various systems (including the air capacity, dimension of air duct and cooling quantity, etc)
9. Plan layout of HVAC system, including the equipment positioning, plan layout of air duct and parameter requirements of rooms, etc.
Plan layout of air duct shall clearly indicate the dimension, length, elevation, alignment, and connection of air duct to satisfy the requirement of fire prevention.
Air conditioner PID shall include the connection of public system, related control devices and control wires as well as earthing of equipments and pipeline system, etc.
10. Requirement and description of thermal insulation and heat insulation of the system.
11. The P&I drawings shall clearly indicate all control and measurement devices as well as the set value or measurement scope, and in addition, shall also show the connection with other systems (such as fire protection system, etc).
	Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.2
9.2 Equipment and Material
1. Party B shall supply and install the materials and accessories of all the structural parts and also provide the instruments and tools used for installation.
2. Party B shall provide and install the equipments, materials and accessories for the HVAC system and shall also provide the instruments and tools used for installation.
3. Electrical and control system shall be supplied and installed by Party B, such as the supply, conduit tubes and supports for the panel and cabinet, cables, and related accessories.
4. All equipments and materials shall be new, unused and good packed.
5. Equipments and materials must be provided with nameplates for purpose of identification.
6. The following documents shall also be provided in submittal of above documents:
Installation specification and acceptance criteria.
Packing list
		Compliance.	Compliance.
URS09.3	9.3 List of Spare Parts used for Debugging Party B shall provide the list of articles required for debugging.	Compliance. (Provide the list of spare parts when the secondary design and parameters for ordering of equipments are confirmed)	Compliance. (Provide the list of spare parts when the secondary design and parameters for ordering of equipments are confirmed)
URS09.4
9.4 Manufacture and Installation
1. All works in this project shall be operated by the skilled workers arranged by Party B to make sure that both the concealed and exposed project shall have good performance.
2. Works of all staff shall conform to related local and national regulations, and Party B shall be responsible for staff safety and insurance, etc.
		Compliance.	Compliance.
URS09.5	9.5 Supervision Management Work in Site	Compliance.	Compliance.
URS09.5.1
9.5.1 Supervision and Management in Site
1. Party B shall carry out management work in site and take charge of various works of various aspects; Party B shall also make a working plan to avoid mutual interference with other disciplines of the project.
2. Party A has authority to request Party B to execute the project (including the progress and technical requirements, etc) as per the confirmed requirements.
3. The following works shall be completed by Party B through arranging other disciplines, but Party B shall undertake the supervision and inspection works. For example:
Installation of the electrical system relating to illumination, power distribution, socket, and interlocking device of doors, etc;
Completion and dimension review of civil engineering works such as the column, wall etc, and the height review of beams and ceiling of the plant;
Supply of public system project (such as cooling water, compressed air and steam, etc) relating to HVAC.
Review and supply of others for cooperating with professional construction required by HVAC system.
Compliance. (Compressed air and steam are not included in the clean package)
Compliance. (Tap water and process chilled water pipeline in mezzanine are within the scope of our company, while the pipeline in clean area and the area of 50cm above the ceiling shall be undertaken by Macroprocess; the process industrial steam mezzanine part is within the scope of our company, while the pipeline in clean area and the area of 50cm above the ceiling shall be undertaken by Macroprocess; the industrial steam for air conditioner is within the scope of our company; the cleaning pipeline for purified steam, compressed air, purified water and water for injection are not included in the clean package.)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.5.2
9.5.2 Equipment, Tools and Consumables in Site
1. Party B shall arrange and manage the site and storage of articles according to the requirements of Party A.
2. Party B shall provide all tools and necessary consumables required for construction.
	Compliance.	Compliance.
URS09.5.3
9.5.3 Material Protection
1. Party B shall be responsible for protecting all materials, equipments and accessories supplied by him to avoid damage or loss due to weather conditions, man-made reasons or misplacement during construction.
2. Party B shall protect the articles stored in site by his workers to prevent fire, stealing and weather conditions, etc.
3. Other damages or losses due to mistakes of Party B.
	Compliance.	Compliance.
URS09.5.4
9.5.4 Civil Works
1. All cutting works, concrete foundation of equipment and installation of support columns within the scope of civil works shall be completed by civil construction team, but the required drawings and materials relating to the HVAC system shall be provided by the contractor of HVAC within the specified time.
2. For the civil works caused by the mistakes of Party B, such as addition, remedy and reconstruction, Party B shall complete them without charge or pay for these works without condition.
3. Suppliers shall be responsible for reviewing the location and dimension of equipment and openings relating to this system as well as the dimension of civil works of the plant.
	Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.5.5	9.5.5 Demolition on Site Party B shall demolish the temporary facilities in site, remove all materials and clear the site upon completion of works to make the site in clean condition and ready to use.	Compliance.	Compliance.
URS09.6
9.6 Quality Control Plan
Party B shall follow the quality control plan during various stages (design, purchasing, installation, debugging and validation, etc) of project execution and make sure that all working items are in conformity with the requirements of contract and related specifications.
Party B shall submit the quality control plan of sub-system to Party B for recognition and approval.
Quality control plan shall include the non-destructive test, material identification and inspection, stage inspection and final inspection, and shall also include the process quality control method.
Party B shall clearly indicate which tests need eye-witness of the representatives of Party A. Party A shall also decide which testing items have been witnessed by his representatives.
Party B shall provide the list of personnel attending the test.
The seller shall issue test report and test certificate for each inspection and test (witnessed or not witnessed by the seller’s representatives), and these documents will be included in the final completion file package.

All designs of goods, procurement manufacturing and inspection as well as progress of the file system shall take consideration to meet the requirements of validation and certification.
Schedule Diagram:
The seller must prepare and analyze the detailed schedule diagram (including the design, construction and testing, etc) through a reasonable manner, which will be favorable to: quality control, determination of critical working procedure and stage, optimization of working procedure, and frequent inspection of working progress.
		Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.7	9.7 Testing System testing shall be composed of following parts: Quality and quantity inspection; Preliminary testing and ex-factory testing; Preliminary testing in construction site; Final testing.	Compliance.	Compliance.
URS09.7.1
9.7.1 Quality and Quantity Inspection
This inspection shall include the inspection of all individual items and equipment allocation specified in the contract.
All equipments and materials must be tested in factory before delivering to construction site, with testing report to be issued.
		Compliance.	Compliance.
URS09.7.2
9.7.2 Preliminary Testing and Ex-factory Testing
Party A reserves the right to implement the following testing items (not only limited to these testing items):
Running test of main fans;
Quantity and quality inspection of each item;
Testing of various functions of the electrical instrument panel and cabinet (voltage, switch, indicator light, etc);
Mechanical test;
Others.
		Compliance.	Compliance.
URS09.7.3
9.7.3 Preliminary Testing in Construction Site
Party A reserves the right to implement the following testing items (not only limited to these testing items):
Water pressure test of all pipeline systems;
Cable insulation;
Power of electric motor and heater, etc;
Earthing;
Interlocking;
Leakage rate testing of air duct system and testing of air conditioning units;
Testing of air balance and air volume at outlet and inlet position;
Testing of recovery of cleanliness class of rooms;
Others;
Party B must provide suitable personnel and instrument to carry out above mentioned testing items and shall also issue related certificate.
		Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS09.7.4
9.7.4  Final Testing
The final testing shall be implemented in a suitable time according to the cGMP specification, and the final testing shall be deemed to be qualified when the HVAC system operates normally at least one month after finishing the test successfully.
Any problems occurring in above mentioned time shall be adjusted and remedied by Party B as necessary, and the final testing shall be deemed to be qualified when the system is promised to be free of any problems in the subsequent month.
		Compliance.	Compliance.
URS09.8
9.8 Validation
1. Party B shall provide all necessary certifying documents for inspection.
2. Party B shall provide the complete set of documents, technical parameters and instruction book, etc approved by the competent authorities and shall make sure that all documents can pass the GMP Certification of China, EU and United State, etc.
3. Party B shall provide the complete set of DQ, IQ, OQ validation documents conforming to the requirements of cGMP of EU and United States.
		Compliance.	Compliance.
URS10
Approved Manufacturer
The air conditioning system equipments shall be of first-class design and manufacturing and shall conform to the standards of related specification in all aspects. Party B shall clearly indicate related certifying documents for the equipments, and the ordering of final equipments and materials shall be subject to the approval of Party A.
		Compliance.	Compliance.
URS11	Document and Certificate All documents shall be provided in soft copy and hard copy, in which the hard copy shall be three sets.	Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.1
11.1 General
a. Providing necessary documents shall be the responsibility of Party B, and the payment to Party B will be affected in case of Party B failing to provide the documents even if only part of documents.
b. All documents shall be confirmed by the suppliers and clearly marked ordering No. and location number of equipment, etc.
c. All drawings and documents shall be provided by Party B on time, and Party A shall review these documents and return to Party B within the agreed time.
d. Suggestions, inspection and confirmation of buyer on the equipments shall not relieve the concrete obligations of seller.
e. The written words (language) in all documents and drawings shall be Simplified Chinese and/or English.
		Compliance.	Compliance.
URS11.2	11.2 Form of Documents	N/A	N/A
URS11.2.1
11.2.1 Structure and Assembly Drawings
The drawings shall show and clearly define the following contents according to the specified drawing scale:
Show all necessary dimensions;
Show the interface location and dimension of the public system (electricity, compressed air, cooling water, steam, etc.);
Instructions of load and installation, etc;
Necessary assembly drawings and descriptions.
		Compliance.	Compliance.
URS11.2.2	11.2.2 Foundation Drawing and Positioning Provide the requirements of foundation required for the equipments and equipment positioning drawings.	Compliance.	Compliance.
URS11.2.3
11.2.3 Flow Chart
Select the suitable drawing scale (A1 or A0 in principle) and conform to the requirements of current specifications:
The flow chart shall show all system composition, connection, valve and instrument, etc.
All symbols must be in accordance with the international general standard requirements, and Party B shall provide the legend to Party A for determination.
		Compliance.	Compliance.
URS11.2.4
11.2.4 List of Equipments
The list of equipment shall include all equipments and clearly mark related technical parameters and necessary information:
Main dimensions;
Deadweight and operating weight of equipment;
Detailed technical parameters of design.
		Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.2.5
11.2.5 Electrical System
List of electrical equipments;
This list shall include the following information: parameters of various consumptions (electric motor, resistor, etc), rated power, input power, linkage description, special information and electric motor (number of pole-pairs, current, cos, etc), etc.
Electrical diagram;
Single line diagram, function diagram, control diagram, list of components and parts in control cabinet, terminal wiring diagram, etc.
Certificate of electrical equipment;
Testing
Earthing requirements;
List of cables;
List of spare parts;
Description of system starting, operating and maintenance.
		Compliance.	Compliance.
URS11.2.6
11.2.6 Instrument
List of Instruments
This list includes all instruments in the complete set of devices. All instruments shall be identified with different marks in accordance with the ISA standards or other standards (clearly indicated by the seller) and shall be accompanied with basic information (model, type, manufacturer, etc) and reference specifications.
Direction of Use of Instrument
The seller must provide instruction book for each instrument included in the list (including the type, model, material, scope of application, mode of connection, accuracy class and tolerance, etc)
A detailed direction shall be provided for the composition and layout of control cabinet.
Drawings of Instruments.

Compliance.
(But the bidding documents and drawings do not include the accuracy requirements, so normal accuracy shall be applied; High-precision sensor is recommended to be used in computer validation for convenience)

Compliance.
(But the bidding documents and drawings do not include the accuracy requirements, so normal accuracy shall be applied; High-precision sensor is recommended to be used in computer validation for convenience)

URS11.2.7	11.2.7 Control System	Compliance.	Compliance.
URS11.2.7.1
11.2.7.1 Hardware
List of hardware documents
Hardware configuration: list of main hardware composition;
Configuration of hardware composition: system diagram;
PLC Electrical configuration table;
Instruction manual of main parts: Technical parameters, direction for use and maintenance instruction;
Safety instructions;
List of standby devices.
		Compliance. (List of standby devices is to be provided after completing the secondary design)	Compliance. (List of standby devices is to be provided after completing the secondary design)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.2.7.2
11.2.7.2 Software
Control system shall have level control and electronic signature function and shall also conform to the requirements of 21CFR Part 11 (electronic recording and signature). Any operations will be automatically recorded: logging in, setting, revising, operating and concealing of any operators will be real-time recorded and stored.
Control system shall be verified and provided with verification documents.
Functional Specification
The function specification must use the most detailed method and simplest language to describe the functions which can be completed through the system.
The function specification must take consideration to the currently possible failures and mistakes and shall also recommend taking suitable prevention measures in the direction of use.
The function specification can help us to test the operating results of PLC.
It should include:
Program listing and description of user interface, namely: operation interface, graph and curve; the user interface shall include the process parameters, layout of operation panel, curve printing and process parameter.
Interlocking list, alarm and special message
The prevention measures against data loss, error and unallowable digital conversion.
The function specification must also consider the currently possible failures and mistakes, recommend taking suitable prevention measures in the direction of use to analyze and describe the realized function of the software system in detail and implement the operation described in the function specification and operation of software in the detailed document description (complete the compilation of programme code relating to this document).
Computer
The system flowchart provides each form and programme;
Interrelation among the programmes (data and signal);
Application and working of basic data (working of read-write memory and read only memory).
	Compliance. Include the electronic recording and signature as well as Flexi/Audit data tracking software	Compliance. Include the electronic recording and signature as well as Flexi/Audit data tracking software

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.2.8
11.2.8 Pipeline System and Heat Exchanger
List of materials: include valves, pipelines and pipe fittings, etc ( clearly indicate the style, material and quantity, etc)
Material Certificate
Welding procedure and welder certificate
Acid cleaning passivation
Pipe pressurizing and blow procedure
Technical documents of valve and equipments, etc.
		Compliance. (Acid cleaning passivation treatment shall not be applied for common pipelines)	Compliance. (Acid cleaning passivation treatment shall not be applied for common pipelines)
URS11.2.9
11.2.9 Filter（primarily efficient, medium effeciency, high efficiency）
Drawings and technical parameters of filter
Installation drawings
Material Certificate
Filtration efficiency and certificate
Cleaning procedure
		Compliance.	Compliance.
URS11.2.10	11.2.10 Air Handling Unit Drawing/working principle of equipment List of equipment Technical data sheet of equipment	Compliance.	Compliance.
URS11.2.11	11.2.11 Consumption of Public System The consumption of public system (maximum consumption and daily average consumption), etc shall indicate the consumption of each system and single machine.	Compliance.	Compliance.
URS11.2.12
11.2.12 List of Equipment
Party B shall provide the list of spare parts for two years’ use, and the list shall include the name, specification, material, quantity, technical parameter, price, etc of the articles.
		Compliance. This shall be provided after the secondary design and equipment selection are confirmed.	Compliance. This shall be provided after the secondary design and equipment selection are confirmed.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.2.13
11.2.13 Installation and Daily Maintenance Manual
Include the above mentioned items for which the documents shall be in the charge of Party B and provided and confirmed by various subcontractors.
Provide necessary assembly drawings, structural drawings, installation instructions, etc.
Provide the specification and type of spare parts or wearing parts (such as bearings, gasket, etc) and guarantee that Party A can purchased and replace immediately.
List of lubricant grease, including the model, material, quantity, replacement or filling cycle, etc.
		Compliance.	Compliance.
URS11.2.14	11.2.14 Operating Manual The manual shall include the following parts: General description Operating instruction Installation/maintenance instruction Description of control system	Compliance.	Compliance.
URS11.2.14.1	11.2.14.1 General Description Catalogue General description of operating and running Operating instruction Advice or recommendation	Compliance.	Compliance.
URS11.2.14.2	11.2.14.2 Operating Instruction Detailed requirement of safe operation Detailed description of equipment running System running and operating procedure Problems and solutions of the system	Compliance.	Compliance.
URS11.2.14.3
11.2.14.3 Installation/Maintenance Instruction
Installation procedure
Testing procedure
Working procedure
Shut down procedure
Emergency shutdown procedures
Instrument calibration procedures
Daily maintenance procedure, instruction, drawing, etc of the system
List of spare parts
		Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS11.2.14.4
11.2.14.4 Description of Control System
Operating instruction of control system
Instructions of password setting, revising and logging in
Process parameters modification instruction
Advice and recommendation
Parameter modification instruction of control components and parts
		Compliance.	Compliance.
URS11.3	11.3 Document Directory	Compliance, see the provided list of documents	Compliance, see the provided list of documents.
URS12	12 Guarantee
URS12.1
12.1 Guarantee
Party B must guarantee that all technical documents can follow the requirements of URS and related appendices. Any difference or discrepancy must be clearly indicated and described, otherwise the technical documents shall be deemed to be agreed.
		Compliance.	Compliance.
URS12.2
12.2 Quality Performance Guarantee
The quality guarantee period of all equipments, devices and facilities, etc shall be 24 months from qualified installation debugging.
If the equipments are damaged due to occurred defects, Party B must guarantee timely remedy or replacement equipments to make sure that the equipments could be used by Party A.
Party B shall be responsible for the quality and comprehensive property of equipments to ensure stability in operating.
Party B shall be comprehensively responsible for the design, construction and inspection testing of this system. The cost of necessary revisions caused by the design problems after signing contract shall be the responsibility of Party B, and Party A will not bear the cost.
Party B shall guarantee the safety, reliability, normativity and reasonableness of the design, construction and testing.
This project must guarantee achievement of performance required in this URS and related appendices and satisfaction of the requirements specified in GMP specification as well as Party A’ contract and appendices in aspects of temperature, humidity, pressure, cleanliness, etc.
Party B shall guarantee that all working contents and implementation must take account of the requirements of GMP Certification (China EU and United States).
		Compliance. (The design suggestions shall be reviewed by the Employer’s Consultant)	Compliance. (The design suggestions shall be reviewed by the Employer’s Consultant)

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS12.3	12.3 Responsibility Party B shall guarantee that the project could be completed according to the plan agreed by both parties and also ensure the quality.	Compliance.	Compliance.
URS13	Project Plan
URS13.1
13.1 Time of Commencement, Completion and Acceptance
The required time of commencement, completion and acceptance is as follows:
Commence the works officially on June 1, 2009;
All installation works shall be completed prior to the end of September 2009;
Complete all debugging, verification and training works prior to the end of October 2009 to ensure normal running of the system;
Provide all completion documents, debugging verification documents, etc prior to the end of October 2009, and both parties shall sign the completion report and debugging qualification report.
		Compliance. (It is suggested to commence the works in advance and reseve sufficient construction time)	Compliance. (It is suggested to commence the works in advance and reseve sufficient construction time)
URS13.2
13.2 Plan
Project plan must be updated based on the specified time (one week or two weeks) and shall also clearly indicate the following contents:
Progress of current works;
Variation description of  incompliance with the plan and solutions
Plan in next step
Each item in the project plan shall be clearly indicated with the date of commencement and completion.
Project plan shall include the following contents (include but not limited to):
a. Date of commencement and completion;
b. Date of debugging and verification;
c. Material procurement preparations;
d. Equipment manufacturing and material supply;
e. Design work and mutual confirmation;
f. Construction preparations;
g. Construction plan of various systems;
h. Requirements of specialized control point relating to HVAC system;
i. Interim achievement and concealed project;
j. Debugging;
k. Acceptance and verification.
		Compliance.	Compliance.

SUNTEC Cleanroom & HVAC Engineering Co., Ltd

URS14
14 After-sales Service and Training
The seller shall describe related contents of after-sales service and training in detailed. The after-sales service must be in time and detailed and also solve the problems completely.
During the quality guarantee period, the seller shall be responsible for repairing or replacement free of charge if the goods and working contents specified in the contract occur any problems within the scope of operating regulations; the seller shall provide lifelong repairing and maintenance after the quality guarantee period, and only material cost will be charged for the repairing work.
The seller shall regularly return visit to the client to solve the possible doubts in system running and eliminate the potential faults so as to make the generator unit in good working status. The seller shall guarantee that related accessories of the supplied goods could be purchased conveniently within 10 years and shall also make sure to provide the high-quality components at a price not higher than the market price.
The seller shall provide training to the buyer’s staff free of charge (including training in factory and installation site), and the training contents shall include the working principle, framework, flow process, operation, maintenance & repairing, calibration and resolving of faults, etc of the whole system.
Party B must provide the full set of completion documents in accordance with the requirements of related specification, this URS and related appendices. If the completion cannot meet the requirements of related specifications and certifications wholly or partially, Party B must make supplements or adjustments without conditions to the satisfaction of requirements.
	Compliance.	Compliance.